Exhibit 23

Consent of Independent Registered Public Accounting Firm

CB Financial Services, Inc.

Carmichaels, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-205363) filed with the SEC on June 30, 2015 of CB Financial Services, Inc. (the “Company”) of our report dated March 14, 2016 relating to the consolidated financial statements as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania

March 14, 2016